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                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             MARIETTA CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                             MARIETTA CORPORATION
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[X]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

Notes:

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                             MARIETTA CORPORATION
                             37 HUNTINGTON STREET
                           CORTLAND, NEW YORK 13045

                       ANNUAL MEETING - AUGUST 31, 1995

                              PLEASE VOTE TODAY!

                                                                AUGUST 28, 1995

Dear Marietta Shareholder:

  We are pleased to report that on August 26, 1995 the Company entered into a Merger Agreement with a corporation controlled by Barry W. Florescue. Mr. Florescue is the beneficial owner of approximately 8.7% of Marietta's outstanding shares. Under the terms of the Merger Agreement, which is subject to certain conditions, all of Marietta's outstanding common stock (other than shares beneficially owned by Mr. Florescue) will be acquired for $10.25 per share in cash. The closing of the transaction is subject to several conditions, including: Mr. Florescue obtaining the financing necessary to complete the transaction; approval of the transaction by holders of at least 66 2/3% of Marietta's shares; and Marietta having met certain specified levels of current assets. There can be no assurance that the conditions will be satisfied.

  In addition, Mr. Florescue has the right to terminate the Merger Agreement if the slate of directors nominated by the Company's Board of Directors at Marietta's Annual Meeting of Shareholders, scheduled for Thursday, August 31, 1995, is not elected.

  Mr. Florescue has provided Marietta with commitment letters from Foothill Capital Corporation and Siena Capital Partners, L.P. to provide $35.5 million of financing necessary to complete the transaction. Such commitment letters are subject, among other things, to satisfactory completion by the lenders of their due diligence, approval by the credit committees of such lenders (including whether to require participants for up to $10 million of such financing) and execution of definitive agreements. Pursuant to such commitment letters, an additional equity investment by Mr. Florescue of approximately $4.5 million is required, and this equity investment has been guaranteed by Florescue Family Corporation, an affiliate of Mr. Florescue.

  In addition, if the Merger Agreement is terminated for certain specified reasons the Company has agreed to pay to Mr. Florescue certain fees. A fee of $1,250,000 is payable if the Merger Agreement is terminated because the Board of Directors fails to recommend the Merger to shareholders, the Board recommends to shareholders an offer which it believes is more favorable to shareholders than the Merger, or Marietta fails to obtain a favorable opinion as to the fairness of the $10.25 per share price to be received by shareholders in the Merger. A fee of $600,000 is payable if the Merger Agreement is terminated because Marietta breaches certain of its representations in the Merger Agreement, Marietta does not meet certain specified levels of current assets, holders of more than 10% of Marietta's outstanding shares exercise their appraisal rights under New York law, or shareholders of Marietta fail to approve the Merger. A fee of $250,000 is payable in certain other limited circumstances. No fees are payable if the Merger Agreement is terminated because the directors nominated by the Board are not elected at the Annual Meeting.

  A special meeting of shareholders of Marietta will be called in order to present the transaction to shareholders. The Merger Agreement provides that it may be terminated by either party if the transaction is not completed by December 31, 1995.

  In announcing the transaction, Stephen D. Tannen, President and Chief Executive Officer of Marietta said, "The Board of Directors is very pleased that the process it has conducted has resulted in this agreement. Marietta's Board and management believe that this transaction is the best alternative currently available to
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maximize value for all of Marietta's shareholders. We look forward to working with Mr. Florescue to close the transaction as soon as possible."

  In a separate agreement relating to Mr. Florescue's joining the Board of Directors, Mr. Florescue and his affiliates agreed not to increase their ownership of Marietta's shares above 14.99%, or to commence a tender offer, proxy contest or other similar action, unless consented to by the Board. This agreement has a term of two years, subject to earlier termination in certain cases. Mr. Florescue and his designee, Charles W. Miersch, are two of the directors nominated by Marietta's Board for election at the Annual Meeting.

                                ---------------

  Your choice is now crystal clear. Do you wish to sell ALL of your Marietta shares for $10.25 per share in cash upon consummation of the Merger, or turn over control of the Company to Mark Dickstein's hand-picked and inexperienced nominees. The choice is easy. Vote your Marietta shares for your Board's nominees today and permit your Board to fulfill its commitment to maximize value for all Marietta shareholders.

  No matter how many shares you own, your vote is important. Do not sign any card sent to you by Dickstein. Please sign, date, mark and mail your Marietta WHITE proxy in the enclosed envelope. Time is short, please act today.

  On behalf of your Board of Directors, thank you for your support.

                                         Sincerely,

                                         /s/ STEPHEN D. TANNEN

                                         STEPHEN D. TANNEN
                                         President and Chief
                                         Executive Officer

                                   IMPORTANT

 Your vote is important. Regardless of the number of shares of Marietta Common Stock you own, please vote as recommended by your Board of Directors by signing, marking, dating and mailing your WHITE proxy card. Please act today. To ensure that your vote is received in time to be counted, you may send us your proxy card by fax. First, copy both sides of the card onto one sheet of paper. Then, fax the card to (212) 809-0692.

 If you own your shares in the name of a brokerage firm, only your broker can vote your shares on your behalf and only after receiving your specific instructions. Please call your broker at once and instruct him/her to execute a WHITE card on your behalf. You should also promptly sign, mark, date and mail your WHITE card when you receive it from your broker. Please do so for each separate account you maintain. You should return your WHITE proxy card immediately to ensure that your vote is counted.

 IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN VOTING YOUR SHARES, PLEASE CALL D.F. KING & CO., INC. WHICH IS ASSISTING US TOLL-FREE AT 1-800-359-5559.